Exhibit 4.4

WAIVER AND CONSENT AGREEMENT

This Waiver and Consent (the “Waiver and Consent”) is made and entered into as of June 9, 2022, by and between BIMI International Medical Inc., a Delaware corporation (the “Company”), and ________________, a _________________ Company (the “Investor”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the November Purchase Agreement (as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of November 17, 2021 (the “November Purchase Agreement”), among the Company, the Investor and another institutional investor named therein (the “Other Investor” and together with the Investor, the “November Investors”), the November Investors purchased from the Company, and the Company issued to the November Investors certain senior secured convertible notes, in an aggregate principal amount of $7,800,000 (the “Notes”), convertible in to shares of the Company’s Common Stock (as defined in the November Purchase Agreement) and warrants to purchase Common Stock (the “November Warrants”);

WHEREAS, pursuant to Section 4(k) of the November Purchase Agreement, the Company is prohibited, for the period commencing on the date thereof and ending on the date immediately following the 60th calendar day after the Applicable Date (as defined therein), from issuing, offering, selling, granting any option or right to purchase, or otherwise disposing of (or announcing any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act), any Convertible Securities (as defined therein), any preferred stock or any purchase rights;

WHEREAS, pursuant to Section 14(b) of the Notes, at all times prior to the Defeasance Time (as defined in the Notes), the Company is not permitted to incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) Indebtedness (as defined in the Notes) evidenced by the Notes and (ii) other Permitted Indebtedness (as defined in the Notes);

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of May 18, 2020, as amended on February 24, 2021 (as so amended, the “February Purchase Agreement”), among the Company and the investors named therein (the “February Investors” and together with the November Investors, the “Investors”), on February 26, 2021, the February Investors purchased from the Company, and the Company issued to the February Investors certain warrants to purchase shares of Common Stock (the “February Warrants” and together with the November Warrants, the “Warrants”);

WHEREAS, the Company desires to enter into a securities purchase agreement, substantially in the form provided to the Investor prior to the date hereof (the “New SPA”), pursuant to which the Company will issue and sell to the chairman of the Company’s board of directors (the “Chairman”), an aggregate of 12,500,000 shares (the “New Shares”) of the Company’s Common Stock, at a purchase price of $0.40 per share and, pending shareholder approval of the New Offering, the Chairman will provide the Company with a $5 million subordinated promissory note (the “Chairman’s Note”), which will become due and payable immediately if the New Offering is not approved by the Company’s stockholders or, upon approval by the Company’s stockholders and the issuance of the New Shares, the Chairman’s Note will be discharged in full (the “New Offering”); and

WHEREAS, the issuance of the Chairman’s Note and the New Shares in the New Offering are not permitted pursuant to Section 14(b) of the Notes and does not qualify as an issuance of Excluded Securities under the November Purchase Agreement; and

WHEREAS, Section 9(e) of the November Purchase Agreement and Section 8(e) of the February Purchase Agreement provide that no provision of the November Purchase Agreement or the February Purchase Agreement, as applicable, may be amended or waived other than by an instrument in writing signed by the Company and the holders of at least 65% of the Registrable Securities (as defined in those certain registration rights agreements referred to therein, each a “Registration Rights Agreement” and together, the “Registration Rights Agreements”)) (the “SPA Required Holders”);

WHEREAS, Section 16 of the Notes provides that an amendment, modification or waiver of the terms of the Notes must be approved by the prior written consent of the holders of Notes representing at least 65% of the aggregate principal amount of Notes outstanding (the “Note Required Holders” and together with the SPA Required Holders, the “Required Holders”);

WHEREAS, the Company and the Investor desire to waive certain terms of the November Purchase Agreement, the February Purchase Agreement, the Notes and the Warrants, and provide written consent for the New Offering and the issuance of the Chairman’s Note and the New Shares contemplated thereby, such waiver and consent to be effective at the Effective Time (as defined below);

WHEREAS, in consideration for the Investor providing its waiver and consent hereof, the Company agrees that: (i) it will use $500,000 of the proceeds from the New Offering to pay down amounts outstanding under the undersigned Investor’s Notes, with such payments to be made as follows, (a) $250,000 upon issuance of the Chairman’s Note and (b) $250,000 within two (2) business days of the receipt by the Company of shareholder approval for the New Offering (the “Use of Proceeds Condition”) and (ii) the New SPA will be signed and the New Offering and all related transactions, including those contemplated by this Waiver and Consent, will be publicly announced by the Company no later than 5:00 pm E.T. on June 10, 2022 (the “Required Disclosure Time”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Waiver and Consent. Effective as of the Effective Time:

(a)	Subject to Section 1(c) below, the Investor hereby consents to the Company’s entry into the New SPA and the issuance of the Chairman’s Note and the New Shares contemplated thereby, on the terms and subject to the conditions set forth therein and, solely with respect to the transactions contemplated by the New SPA, hereby waives any restriction, covenant or other obligations of the Company in the November Purchase Agreement, the February Purchase Agreement, the Notes, the Warrants or any other transaction document entered into between the parties in connection with the transactions contemplated thereby, solely in order for the Company to enter into, consummate the transactions contemplated by, and perform its obligations under, the New SPA, and to issue the Chairman’s Note and the New Shares.

(b)	Solely with respect to the issuance of the Chairman’s Note and the New Shares pursuant to the New SPA, and not with respect to any other Subsequent Placement, the Investor hereby waives the right of participation as set forth in Section 4(o) of the November Purchase Agreement.

(c)	Solely with respect to the entry in to the New SPA in respect of the New Offering, the Investor hereby agrees that, notwithstanding the language set forth in Section 2(b) of the Warrants and Section 7(a) of the Notes, and any similar language present in any other equity or equity-linked instruments of the Company held by such Investor as of the date hereof (the “Other Instruments”), the Existing Security Adjustments (as defined below) shall be applied to the Notes, the Warrants and any Other Instruments upon the Company’s receipt of shareholder approval for the New Offering. As used herein, “Existing Security Adjustments” refers to the exercise and/or conversion price adjustments contemplated in the Notes, the Warrants and any Other Instruments, resulting in a decrease in the applicable exercise price or conversion price thereof, as applicable, to $0.40 per share; provided that in no event shall any exercise price or conversion price be increased as a result of the Existing Security Adjustments.

(d)	As a condition to the waiver and consent provided herein, the Company hereby acknowledges and agrees that it will comply with the Use of Proceeds Condition and make the disclosure set forth in the recitals and in Section 4 hereof by the Required Disclosure Time.

(e)	Notwithstanding the foregoing, except as expressly provided in subsection (c) above, nothing herein shall be deemed to amend, modify or waive any adjustments to the conversion price of the Notes, the exercise price of the Warrants, or any conversion or exercise price contained in any Other Instruments, as applicable, that may, from time to time, occur in accordance with the terms thereof upon the Company’s issuance of the Chairman’s Note, the New Shares, and/or any security issuable upon conversion or exercise thereof, as applicable.

2.	Conditions to Effectiveness of Waiver and Consent. This Waiver and Consent shall become effective (the “Effective Time”) upon the execution and delivery of this Waiver and Consent (and/or consents in the form of this Waiver and Consent (each, an “Other Consent”)) by the Company and the Required Holders.

3.	No Implied Consent or Waiver. Except as expressly set forth in this Waiver and Consent, this Waiver and Consent shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Investors under the November Purchase Agreement, the February Purchase Agreement, the Registration Rights Agreements, the Notes, the Warrants, any Other Instruments or any other transaction documents entered into in respect thereof (collectively, the “Existing Transaction Documents”), or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Existing Transaction Documents, all of which shall continue in full force and effect. Nothing in this Waiver and Consent shall be construed to imply any willingness on the part of the Investor to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of any of the Existing Transaction Documents.

4.	Disclosure of Transaction. On or before the Required Disclosure Date, the Company shall disclose in a Current Report on Form 8-K all of the material terms of the transactions contemplated hereby (the “Cleansing Release”). From and after dissemination of the Cleansing Release, the Company shall have disclosed all material, non-public information (if any) provided to the Investor by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. To the extent that the Company delivers any material, non-public information to the Investor from and after the Cleansing Release without the Investor’s express prior written consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent or not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation. In addition, effective upon and after the Cleansing Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

5.	Incorporation by Reference. Each of Sections 9(a) (Governing Law; Jurisdiction; Jury Trial), 9(b) (Counterparts), 9(d) (Severability; Maximum Payment Amounts), 9(e) (Entire Agreement; Amendments); 9(f) (Notices); 9(g) (Successors and Assigns) 9(j) (Further Assurances) and 9(l) (Construction) of the November Purchase Agreement are hereby incorporated herein by reference to refer to this Waiver and Consent, mutatis mutandis.

6.	Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person (including, for the avoidance of doubt, the Other Investor) with respect to any consent, release, amendment, settlement or waiver relating to the terms, conditions and transactions contemplated hereby (each a “Settlement Document”), is or will be more favorable to such Person than those of the Investor and this Waiver and Consent. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Investor immediately following the occurrence thereof and (ii) the terms and conditions of this Consent shall be, without any further action by the Investor or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Investor may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Waiver and Consent shall apply to the Investor as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Investor. The provisions of this Section 6 shall apply similarly and equally to each Settlement Document.

7.	Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Waiver and Consent are several and not joint with the obligations of the Other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under any Other Consent. Nothing contained herein or in any Other Consent, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Consent or any Other Consent and the Company acknowledges that, to the best of its knowledge, the Investor and the Other Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Consent or any Other Consent. The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Consent, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Consent to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BIMI INTERNATIONAL MEDICAL INC.

By:
Name:
Title:

By:
Name:
Title:

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